Exhibit 10(iii)(A)(68)

THE INTERPUBLIC GROUP OF COMPANIES 2009 PERFORMANCE INCENTIVE PLAN
NONSTATUTORY STOCK OPTION AWARD AGREEMENT

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the "Company"), hereby grants an Option to purchase shares of the Company's common stock (the "Shares") to the Participant named below. The terms and conditions of the Option are set forth in this Award Agreement (the "Agreement") and The Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan (the "Plan"), which is attached hereto as Exhibit A.

Date of Option Grant		Participant's Name
Expiration Date
4:30 p.m. Eastern Time on the tenth anniversary of the Date of Option Grant
If your expiration date falls on a non-trading day, your option expires on the last trading day prior to the expiration date.

Number of Shares Underlying Option		Exercise Price Per Share
Vesting
Subject to the (i) terms of the Plan, (ii) the forfeiture, cancellation, and rescission provisions of this Agreement and (iii) Participant's execution of the non-solicitation and non-service agreement that is attached hereto as Exhibit B, the Option will vest according to the schedule below. Any portion of the Option that vests (and is not forfeited, canceled, or rescinded) may be exercised in accordance with Section 5 of the Plan.

	Date	Percentage of Options Vesting
	1st Anniversary of Grant Date 2nd Anniversary of Grant Date 3rd Anniversary of Grant Date	33% 33% 34%
The provisions of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. Except as otherwise expressly provided otherwise in this Agreement, in case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Please (i) review the rest of this Agreement, the Plan document and the non-solicitation and non-service agreement attached hereto as Exhibit B, and (ii) execute the Agreement and Exhibit B by checking the box below.
By checking the box below, you are effectively executing and agree to be bound by the terms and conditions of (i) this Agreement (including the terms under "Forfeiture of Award" and “Cancellation and Rescission”) and (ii) the non-solicitation and non-service agreement attached hereto as Exhibit B.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Ken Lareau
Vice President, Global Compensation

I have read this Agreement, the Plan and Exhibit B, and I understand and agree to their terms and conditions.

____________________________________ Participant's Signature, to be provided electronically

THE INTERPUBLIC GROUP OF COMPANIES 2009 PERFORMANCE INCENTIVE PLAN
NONSTATUTORY STOCK OPTION AWARD AGREEMENT

The following terms and conditions supplement the terms of the Plan:

Termination of Employment
As set forth in the Plan, the period during which the Participant may exercise this Option after a Termination of Employment is limited. For purposes of this Option, the Participant's Termination of Employment will be deemed to occur on the date the Participant is withdrawn from the payroll of the Company or its Affiliate, as applicable. If the Participant is not eligible to receive severance pay, the Participant will be deemed to have been withdrawn from the payroll on the day the Participant ceases to provide services to the Company and its Affiliates. If the Participant is entitled to receive severance pay, the Participant will be deemed to have been withdrawn from the payroll on the day the Participant's last severance payment is made.

Tax Withholding
As set forth in the Plan, the Company may be required to withhold income and employment taxes when the Option is exercised. In any event, the Participant (or Beneficiary, if applicable) remains responsible at all times for paying any income and employment taxes with respect to the Option. The Company is not responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.

Forfeiture of Award
Before accepting this Award, the Participant must disclose to the Company in writing all grants to the Participant of options, shares and other equity rights with respect to any Subsidiary of the Company ("Subsidiary Grants") that are still outstanding. Failure to disclose in writing the existence of any such outstanding Subsidiary Grants shall result in immediate cancellation and forfeiture of the Award set forth in this Agreement, unless the Compensation Committee determines in its sole discretion that such failure was reasonable under the circumstances.

Cancellation and Rescission
Notwithstanding any other provision of the Plan or this Agreement, Participant hereby acknowledges and agrees the Company may cancel, rescind, suspend, withhold, modify, amend or otherwise limit or restrict this Option (whether vested or not vested) at any time if the Participant is not in compliance with all applicable provisions of the Agreement and the Plan, or if the Participant engages in any “Prohibited Activity.” For purposes of this Agreement, “Prohibited Activity” shall include: (i) any activity that would enable the the Company (or any Affiliate where the Participant is employed) to terminate the Participant's employment for cause (as defined in the Plan or any employment agreement or other plan or arrangement that covers the Participant); (ii) a violation of any rule, policy or procedure of the Company (or any Affiliate where the Participant is employed), including but not limited to the Code of Conduct of the Company (and any such Affiliate); (iii) a failure to be in compliance with any share ownership objectives of the Company applicable to the Participant, or (iv) any other conduct or act that the Company determines is injurious, detrimental or prejudicial to any interest of the Company.

Participant agrees that the cancellation and rescission provisions of this Option are reasonable and agree not to challenge the reasonableness of such provisions, even where forfeiture of this Agreement is the penalty for violation.

Postponement of Exercise and/or Delivery
The exercise of this Option and/or issuance or delivery of Shares may be postponed under certain circumstances specified in the Plan; provided that such postponement shall not be exercised in a manner that would constitute a feature for the deferral of compensation or a modification of the Option that results in the Option being subject to Section 409A of the Internal Revenue Code of 1986, as amended.

Interpretation and Construction
This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in this Agreement or the Plan) shall be binding and conclusive.

Nothwithstanding anything to the contrary contained in the Plan, all determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Agreement (including the provisions relating to termination of employment, death and disability) shall be made in the Company's sole discretion.  Determinations made under this Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

Entire Understanding
This Agreement, the Plan and the non-solicitation and non-service agreement attached hereto as Exhibit B constitute the entire understanding between you and the Company and its Affiliates regarding the Option. Any prior agreements, commitments, or negotiations concerning the Option are superseded.